Exhibit 5.6

November 5, 2015

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Dear Sirs and Mesdames:

Re:	Wingfoot Mold Leasing Company

We have acted as special Nova Scotia counsel to Wingfoot Mold Leasing Company (the “Corporation”), a Nova Scotia Corporation, in connection with the (i) financial assistance being provided by the Corporation to its parent company, The Goodyear Tire & Rubber Company (“Goodyear US”), and (ii) the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the guarantees by the Corporation (the “Guarantees”) contained in the Indenture (defined below). The financial assistance relates to certain senior unsecured notes to be issued by Goodyear US pursuant to the Indenture dated as of August 13, 2010 (the “Base Indenture”) among Goodyear US, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of November 5, 2015 (the “Fourth Supplemental Indenture”), among Goodyear US, the subsidiary guarantors party thereto and the Trustee (the Base Indenture, as so supplemented by the Fourth Supplemental Indenture is herein referred to as the “Indenture”).

Scope of Enquiry

In order to render our opinions, we have examined originals or copies of the following documents:

(a)	the Indenture (which includes the Guarantees);

(b)	a certificate of status (the “Certificate of Status”) for the Corporation issued by the Registrar of Joint Stock Companies for Nova Scotia dated November 4, 2015;

Patrick Fitzgerald | Partner

Main (902) 421-4117 Fax 902 421 3130 Email pfitzgerald@coxandpalmer.com

Purdy’s Wharf Tower | 1100-1959 Upper Water Street Halifax NS

Correspondence PO Box 2380 Central Halifax NS B3J 3E5

(c)	a copy of the Certificate of Incorporation of the Corporation dated June 1, 2001;

(d)	a copy of the Memorandum of Association and Articles of Association of the Corporation;

(e)	a certified copy of a resolution of the directors of the Corporation authorizing, among other things, the grant of the Guarantees and the execution, delivery and performance of the documents related thereto; and

(f)	a certificate of Paul Braczek, the Secretary of the Corporation, dated November 5, 2015 (the “Officer’s Certificate”).

In addition to the review of the documents recited above, we have considered such questions of law applicable in the Province of Nova Scotia, and such law, statutes and regulations of the Province of Nova Scotia and of federal laws of Canada applicable therein, and conducted such other examinations as we considered necessary as a basis for our opinion.

Assumptions

As a basis for our opinions, we have made the following assumptions:

(a)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(b)	all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are and remain at all material times complete, true and accurate;

(c)	the Certificate of Status is conclusive evidence that the Corporation is a corporation existing under the Companies Act (Nova Scotia) (the “Companies Act”) and has not been dissolved under the Companies Act;

(d)	all facts addressed and statements made in the Officer’s Certificate (to the extent that such statements are not conclusions of law) are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter;

(e)	all relevant individuals had full legal capacity at all relevant times; and

(f)	none of the documents, originals or copies of which we have examined, have been amended; and there are no agreements or understandings between the parties to the Indenture, written or oral, and no usage of trade or course of prior dealing between the parties to the Indenture that would, in either case, define, supplement or qualify the terms of the Indenture.

Applicable Law

The opinions expressed in this letter are limited to the laws of the Province of Nova Scotia (the “Province”) and the federal laws of Canada applicable therein in force as at the date of this opinion letter.

Opinions

Based and relying on the foregoing and subject to the qualifications outlined below, we are of the opinion that:

1.	The Corporation is a corporation existing under the Companies Act (Nova Scotia) (the “Companies Act”) and has not been dissolved under the Companies Act.

2.	The Corporation has the capacity of a natural person and the corporate power and authority under the Companies Act and its Memorandum of Association and Articles of Association to execute, deliver and grant the Guarantees contemplated by, and perform its obligations under, the Indenture.

3.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the grant of the Guarantees contemplated by, and the performance of its obligations under, the Indenture.

The foregoing opinions are subject to the following qualifications:

1.	No opinion is expressed as to any of those matters which we have assumed for the purposes of rendering the opinions expressed above.

2.	We are solicitors qualified to practise law in the Province and as such are only qualified to express an opinion with respect to the laws of the Province and the federal laws of Canada applicable to this matter. The opinions expressed herein relate only to the laws of the Province and the federal laws of Canada applicable therein in effect on the date hereof, and no opinions are expressed as to the laws of any other jurisdiction.

3.	The opinions expressed herein are given as of the date of this letter and we undertake no responsibility to advise you of any change in any laws or facts which may hereafter occur and which may affect our opinions.

Reliance

We consent to your filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by Goodyear US on November 5, 2015 and to the reference to our firm under the heading “Legal Matters” in the registration statement relating to the Guarantees and in the prospectus relating thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ COX & PALMER